NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 10, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 30, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Nuveen Dow 30SM Dynamic Overwrite Fund and Nuveen S&P 500 Dynamic Overwrite Fund became effective on March 30, 2026. Each Common Share of Beneficial Interest of Nuveen Dow 30SM Dynamic Overwrite Fund was converted into 0.89021446 of a Common Share of Nuveen S&P 500 Dynamic Overwrite Fund, without interest, less any applicable fee, and tax, for each share held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 30, 2026.